Exhibit 99.1

DATE: Feb. 24, 2016

MEDIA CONTACT: Kelly Swan (539) 573-4944	INVESTOR CONTACT: David Sullivan (539) 573-9360

WPX Energy Announces 2015 Fourth-Quarter and Full-Year Results

TULSA, Okla. – WPX Energy (NYSE: WPX) today reported an unaudited fourth-quarter 2015 net loss attributable to common shareholders of $1.539 billion, or a loss of $5.59 per share on a diluted basis, including a $2.3 billion non-cash impairment of oil and gas properties.

2015 HIGHLIGHTS

•	Substantial progress reshaping company and portfolio

•	Closed transformational Permian acquisition; Delaware Basin wells exceeding expectations

•	Closed $1 billion in asset sales and announced another $1.2 billion in sales since Dec. 31

•	Reduced cash operating expenses by $143 million year-over-year

The adjusted net loss from continuing operations (a non-GAAP financial measure that excludes certain items typically excluded from published analyst estimates) in the fourth quarter was $67 million, or a loss of $0.24 per share. Adjusted EBITDAX (a non-GAAP financial measure) for the fourth quarter was $240 million. Reconciliations for non-GAAP financial measures are available in the tables that accompany this press release.

For full-year 2015, WPX reported a net loss attributable to common shareholders of $1.736 billion, or a loss of $7.42 per share, which was driven by the $2.3 billion non-cash impairment; an adjusted net loss from continuing operations of $116 million, or a loss of $0.50 per share; and adjusted EBITDAX of $954 million. Adjusted EBITDAX was only 1 percent lower than the prior year, despite a dramatic decrease in commodity prices.

For full-year 2015, the weighted average gross sales price – prior to revenue deductions – for oil decreased 49 percent vs. a year ago to $40.53 per barrel. Natural gas prices decreased 35 percent to $2.56 per Mcf. NGL prices decreased 55 percent to $19.21 per barrel.

Net cash provided by operating activities for full-year 2015 was $811 million, including $182 million in the fourth quarter. At Dec. 31, 2015, WPX had approximately $38 million in unrestricted cash and cash equivalents. WPX’s total liquidity at year-end was approximately $1.5 billion including its revolver capacity.

OPERATIONS UPDATE

Total company production volumes were 173.1 Mboe per day in the fourth quarter. Oil volumes accounted for 23 percent of production, reaching a new company best of 40,000 barrels per day in the quarter. Year-over-year oil volumes increased 41 percent. NGL volumes increased 17 percent year-over-year. Total liquids volumes in the fourth quarter were 62,000 barrels per day.

Piceance Basin production accounted for approximately 53 percent of total fourth-quarter volumes. Piceance Basin operations will be reclassified as discontinued operations in future periods as a result of the announced sale subsequent to year-end.

WPX’s capital expenditure activity for full-year 2015 was $865 million, including $225 million in the fourth quarter. Capital spending was within the range of the company’s guidance. Overall, WPX participated in the completion of 223 gross (157.3 net) wells in 2015, including 47 gross (35.48 net) in the fourth quarter.

WELL COMPLETIONS	FULL YEAR 2015		FOURTH QUARTER
Gross Basis	Operated	Non-Op	Operated	Non-Op
Permian Basin	13	7	11	2
Williston Basin	24	10	8	–
San Juan Basin	57	1	8	–
Other, including Piceance	73	38	14	4

TOTAL	167	56	41	6

PERMIAN BASIN

WPX operates in the core of the world-class Delaware Basin, where the company has more than 1.1 billion barrels of equivalent net resource potential. Current activity is concentrated in the Wolfcamp and Bone Spring plays. The company plans to deploy up to three rigs in the basin this year and has flexibility to adjust the activity level based on commodity prices.

Delaware Basin production averaged 16.5 Mboe per day (55 percent oil) in the fourth quarter. Production was negatively impacted by an outage at a third-party gas processing plant.

WPX drilled 10 wells (gross) in the Delaware Basin in the fourth quarter, consisting of six Wolfcamp A wells, three Bone Spring wells and one vertical Delaware Sand well. WPX achieved company record drilling times for a Wolfcamp well (24.1 days) and a Bone Spring well (15.3 days).

WPX continues to implement enhanced drilling and completion designs in the Delaware Basin, including longer lateral lengths (1.5 miles), more sand per stage (1,500-2,000 pounds per foot) and tighter perforation cluster spacing. The company also is evaluating the potential to drill up to six two-mile laterals in 2016.

WPX has already reduced D&C costs by more than $1 million per well to reach a $6 million average, with the goal of reaching $5 million per well by the end of this year.

WPX’s Covington 46-3H well continues to produce strong early results on a 4,300-foot lateral, currently tracking above an 1,100 Mboe EUR. Three new Wolfcamp A wells on WPX’s CBR 32 pad are tracking toward a 900 Mboe EUR. Each of the CBR 32 wells has a 4,100-foot lateral.

Overall, WPX’s wells completed with a design of 1,500 pounds of sand per foot have an average EUR exceeding 850 Mboe in early stages. The company’s type curve used in the RKI acquisition contemplated an EUR of 670 Mboe.

WILLISTON BASIN

WPX is active in the Williston Basin’s Bakken and Three Forks formations. Approximately 85 percent of the production stream is oil. WPX plans to deploy one rig in the basin this year and has flexibility to adjust the activity level based on commodity prices. WPX plans to defer completions in the Williston after completing a six-well pad in March, but is considering completing more wells depending on commodity prices.

Williston production averaged 24.8 Mboe per day in the fourth quarter. Year-over-year, Williston oil volumes increased 12 percent in 2015 to an average of 21,800 barrels per day. LOE averaged $5.72 per barrel in 2015, down 37 percent vs. $9.05 per barrel a year ago.

WPX drilled seven wells (gross) in the Williston in the fourth quarter, consisting of three Bakken wells and four Three Forks wells. Laterals ranged from two miles to three miles. During 2015, WPX improved its drilling times on 15,000-foot laterals from an average of 37 days on its Olive Mae pad to 23 days on the Peterson pad.

After 127 days on production, recent two-mile laterals on the Mandaree pad that were completed using high-intensity larger completions have cumulative production of 158 Mboe. This is tracking 78 percent above the company’s blended type curve of 750 Mboe.

Recent three-mile laterals on the Olive Mae and Edward Flies Away pads are producing results in line with an 1,100 Mboe EUR. Two of the wells were completed with 15-million-pound stimulations.

SAN JUAN BASIN

WPX produces oil in the southern end of the San Juan Basin from the Gallup Sandstone and has a legacy natural gas position in the northern end of the basin, including considerable dry Mancos upside at higher commodity prices. WPX plans to deploy one rig in the basin this year and has flexibility to adjust the activity level based on commodity prices.

San Juan Basin production averaged 36.3 Mboe per day in the fourth quarter, which is 31 percent higher than a year ago. Year-over-year, Gallup oil volumes increased 128 percent in 2015 to an average of 8,900 barrels per day. Natural gas production increased 17 percent to 129 MMcf/d in 2015. WPX’s LOE for all of its operations in the basin averaged $4.71 per barrel in 2015, down 16 percent vs. $5.62 per barrel a year ago.

WPX drilled four wells (gross) in the San Juan Basin in the fourth quarter, consisting of three Gallup oil wells and one gas well in the dry Mancos. WPX drilled one of the oil wells in just 6.5 days, a new best for the company.

Early results from three regressive Gallup wells drilled in the third quarter indicate potential EURs significantly higher than previous Gallup wells. The average for the three wells at this point is trending above a 500 Mbo EUR. These wells have an average lateral length of nearly 6,300 feet.

Additionally, WPX received final approval from the BLM to form the West Lybrook unit. WPX has plans for up to 54 laterals in the unit. Drilling on a six-well pad in West Lybrook commences this month. The unit allows for longer laterals while minimizing surface activity.

FINANCIAL FLEXIBILITY

In addition to its year-end liquidity, WPX is scheduled to receive approximately $1.2 billion cash (prior to closing adjustments) from the previously announced sales of its Piceance subsidiary and its San Juan Basin gathering system. The sale of the San Juan Basin gathering system is expected to close in the first quarter, followed by the anticipated close of the Piceance transaction in the second quarter.

The company has 29,380 barrels of oil per day hedged at $60.85 per barrel and 213,604 MMBtu per day of natural gas hedged at $3.79 per MMBtu in 2016. Additionally, WPX has 15,544 barrels of oil per day hedged at an average price of $54.24 per barrel in 2017.

The company also has repurchased another $28 million of its 2017 notes at a discount to par, reducing the $400 million maturity by a total of $96 million to date. After the 2017 notes, the next debt maturity does not occur until 2020.

2015 PROVED RESERVES

WPX’s proved reserves at Dec. 31, 2015, were 583 MMBoe, or approximately 3.5 trillion cubic feet equivalent. Fifty-two percent of proved reserves are associated with the Piceance subsidiary that is being divested.

Permian proved reserves were 92.3 MMBoe. Williston proved reserves were 93.1 MMBoe. San Juan proved reserves were 86.2 MMBoe. WPX also has 7.7 MMBoe of proved reserves in noncore areas. Reserve levels reflect the impact of low commodity prices.

2016 GUIDANCE

At current commodity prices, WPX plans to execute a capital budget ranging from $350 million to $450 million, nearly all for drilling and completion activity. Over half of the capital is targeted for development in the Delaware Basin.

WPX expects total production ranging from 75 to 80 Mboe/d, with the exit rate for oil in 2016 essentially flat compared with the exit rate at the end of 2015.

Cash operating expense (not including DD&A) is estimated at $10 to $11.50 per Boe. WPX is targeting an annualized run rate of $150 million for G&A by fourth-quarter 2016. Additional information about 2016 guidance is available in a slide presentation at www.wpxenergy.com.

CONFERENCE CALL AND WEBCAST

The company’s next webcast takes place on Feb. 25 beginning at 10 a.m. Eastern. Investors are encouraged to access the event and the corresponding slides at www.wpxenergy.com.

A limited number of phone lines will be available at (844) 215-3288. International callers should dial (615) 247-5915. The conference identification code is 38919364. A replay will be available on WPX’s website for one year.

Form 10-K

WPX plans to file its 2015 Form 10-K with the Securities and Exchange Commission this week. Once filed, the document will be available on the SEC and WPX websites.

About WPX Energy, Inc.

WPX is an oil-focused energy company with operations in the Permian’s Delaware Basin, the Williston Basin and the San Juan Basin. The company reshaped its holdings through more than $5 billion of transactions and posted double-digit oil volume growth in each of the past four years.

# # #

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, the volatility of oil, natural gas and NGL prices; uncertainties inherent in estimating oil, natural gas and NGL reserves; drilling risks; environmental risks; and political or regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date of this press release, even if subsequently made available by WPX Energy on its website or otherwise. WPX Energy does not undertake and expressly disclaims any obligation to update the forward-looking statements as a result of new information, future events or otherwise. Investors are urged to consider carefully the disclosure in our filings with the Securities and Exchange Commission, available from us at WPX Energy, Attn: Investor Relations, P.O. Box 21810, Tulsa, Okla., 74102, or from the SEC’s website at www.sec.gov.

Additionally, the SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. From time to time, we elect to use “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” The Company has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in our SEC filings that may be accessed through the SEC’s website at www.sec.gov.

The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

WPX Energy, Inc.

Consolidated (GAAP)

(UNAUDITED)

	2014					2015
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Revenues:
Product revenues:
Oil and condensate sales	$149	$194	$199	$182	$724	$117	$145	$124	$128	$514
Natural gas sales	317	262	201	222	1,002	167	127	146	123	563
Natural gas liquid sales	61	54	53	37	205	23	25	24	24	96

Total product revenues	527	510	453	441	1,931	307	297	294	275	1,173
Gas management	561	231	145	183	1,120	158	57	35	38	288
Net gain (loss) on derivatives	(195)	(17)	148	498	434	105	(71)	205	179	418
Other	1	3	1	3	8	2	1	3	3	9

Total revenues	894	727	747	1,125	3,493	572	284	537	495	1,888
Costs and expenses:
Lease and facility operating	60	59	63	62	244	57	51	50	62	220
Gathering, processing and transportation	89	78	82	79	328	73	69	75	65	282
Taxes other than income	35	33	32	26	126	22	19	17	17	75
Gas management, including charges for unutilized pipeline capacity	391	233	164	199	987	109	59	43	51	262
Exploration	15	54	28	76	173	7	6	56	42	111
Depreciation, depletion and amortization	193	202	201	214	810	216	227	242	255	940
Impairment of producing properties and costs of acquired unproved reserves	—	—	—	20	20	—	—	—	2,308	2,308
Net (gain) loss on sales of assets	—	195	1	—	196	(69)	(209)	(1)	(70)	(349)
General and administrative	67	70	71	63	271	64	63	54	68	249
Acquisition costs	—	—	—	—	—	—	—	23	—	23
Other-net	2	1	3	6	12	26	5	7	29	67

Total costs and expenses	852	925	645	745	3,167	505	290	566	2,827	4,188
Operating income (loss)	42	(198)	102	380	326	67	(6)	(29)	(2,332)	(2,300)
Interest expense	(29)	(28)	(31)	(35)	(123)	(33)	(32)	(65)	(57)	(187)
Loss on extinguishment of acquired debt	—	—	—	—	—	—	—	(65)	—	(65)
Investment income and other	—	—	—	1	1	1	1	1	(5)	(2)

Income (loss) from continuing operations before income taxes	$13	$(226)	$71	$346	$204	$35	$(37)	$(158)	$(2,394)	$(2,554)
Provision (benefit) for income taxes	13	(82)	25	119	75	13	(14)	(52)	(862)	(915)

Income (loss) from continuing operations	$—	$(144)	$46	$227	$129	$22	$(23)	$(106)	$(1,532)	$(1,639)
Income (loss) from discontinued operations	19	11	20	(8)	42	46	(7)	(124)	(2)	(87)

Net income (loss)	$19	$(133)	$66	$219	$171	$68	$(30)	$(230)	$(1,534)	$(1,726)
Less: Net income (loss) attributable to noncontrolling interests	1	2	4	—	7	1	—	—	—	1

Net income (loss) attributable to WPX Energy, Inc.	$18	$(135)	$62	$219	$164	$67	$(30)	$(230)	$(1,534)	$(1,727)

Less: Dividends on preferred stock	—	—	—	—	—	—	—	4	5	9

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$18	$(135)	$62	$219	$164	$67	$(30)	$(234)	$(1,539)	$(1,736)

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$—	$(144)	$46	$227	$129	$22	$(23)	$(110)	$(1,537)	$(1,648)
Income (loss) from discontinued operations	18	9	16	(8)	35	45	(7)	(124)	(2)	(88)

Net income (loss)	$18	$(135)	$62	$219	$164	$67	$(30)	$(234)	$(1,539)	$(1,736)

Summary of Production Volumes (1)
Oil (MBbls)	1,737	2,159	2,373	2,975	9,244	3,117	2,975	3,241	3,677	13,010
Natural gas (MMcf)	71,531	71,972	68,614	68,270	280,386	63,476	61,388	61,143	61,381	247,389
Natural gas liquids (MBbls)	1,587	1,625	1,574	1,464	6,250	1,518	1,791	1,958	2,022	7,289
Combined equivalent volumes (MBoe) (2)	15,246	15,780	15,383	15,817	62,225	15,215	14,998	15,389	15,929	61,530
Combined equivalent volumes (MMcfe) (3)	91,475	94,680	92,295	94,902	373,352	91,291	89,985	92,334	95,571	369,181

(1)    Excludes our Powder River Basin and international operations, which were classified as discontinued operations.

(2)    Mboe and Mmcfe are converted using the ratio of one barrel of oil, condensate or natural gas liquids to six thousand cubic feet of natural gas.

(3)    MMcfe is converted to MBoe using the ratio of one barrel to six thousand cubic feet of natural gas.

Realized average price per unit (1)
Oil (per barrel)	$86.24	$89.24	$84.11	$61.14	$78.32	$37.64	$48.60	$38.11	$35.10	$39.55
Natural gas (per Mcf)	$4.42	$3.66	$2.92	$3.25	$3.57	$2.62	$2.08	$2.39	$1.99	$2.27
Natural gas liquids (per barrel)	$38.27	$33.58	$33.64	$25.04	$32.79	$15.40	$13.76	$12.40	$11.92	$13.23

(1) Excludes our Powder River Basin and international operations, which were classified as discontinued operations.

Expenses per Boe (1)
Lease and facility operating	$3.99	$3.75	$4.05	$3.90	$3.92	$3.73	$3.39	$3.27	$3.90	$3.58
Gathering, processing and transportation	$5.81	$4.99	$5.32	$5.00	$5.28	$4.80	$4.61	$4.84	$4.12	$4.59
Taxes other than income	$2.27	$2.11	$2.09	$1.62	$2.02	$1.45	$1.23	$1.10	$1.12	$1.23
Depreciation, depletion and amortization	$12.67	$12.79	$13.09	$13.52	$13.02	$14.21	$15.14	$15.72	$15.98	$15.27
General and administrative	$4.42	$4.40	$4.61	$4.01	$4.35	$4.21	$4.21	$3.55	$4.25	$4.05

(1)	Excludes our Powder River Basin and international operations, which were classified as discontinued operations.

WPX Energy, Inc.

Reconciliation of Adjusted EPS and EBITDAX (NON-GAAP)

(UNAUDITED)

	2014					2015
(Dollars in millions, except per share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	YTD
Income (loss) from continuing operations attributable to WPX Energy, Inc. available to common stockholders	$—	$(144)	$46	$227	$129	$22	$(23)	$(110)	$(1,537)	$(1,648)

Income (loss) from continuing operations—diluted earnings per share	$—	$(0.71)	$0.23	$1.10	$0.62	$0.11	$(0.12)	$(0.44)	$(5.58)	$(7.04)

Pre-tax adjustments:
Impairment of producing properties and equity investment	$—	$—	$—	$20	$20	$—	$—	$—	$2,311	$2,311
Impairments- exploratory related	$—	$40	$22	$67	$129	$—	$—	$47	$29	$76
Net (gain) loss on sales of assets	$—	$195	$1	$—	$196	$(69)	$(209)	$(2)	$(70)	$(350)
Expense related to Early Exit Program	$—	$2	$8	$—	$10	$—	$—	$—	$—	$—
Contract termination and early rig release expenses	$—	$—	$6	$6	$12	$26	$—	$—	$5	$31
Accrual for certain future gathering obligations associated with an abandoned area	$—	$—	$—	$—	$—	$—	$—	$—	$23	$23
Assignment of natural gas storage commitment	$—	$—	$—	$14	$14	$—	$—	$—	$—	$—
Costs related to severance and relocation	$—	$—	$—	$—	$—	$8	$7	$1	$(1)	$15
Costs related to acquisition and retention	$—	$—	$—	$—	$—	$—	$1	$103	$1	$105
Unrealized MTM (gain) loss	$27	$—	$(133)	$(453)	$(559)	$30	$203	$(50)	$16	$199

Total pre-tax adjustments	$27	$237	$(96)	$(346)	$(178)	$(5)	$2	$99	$2,314	$2,410
Less tax effect for above items	$(10)	$(87)	$35	$126	$64	$2	$(1)	$(35)	$(852)	$(886)
Impact of state deferred tax rate change	$—	$—	$—	$—	$—	$—	$—	$—	$8	$8
Impact of new state tax law in New York (net of federal benefit)	$9	$—	$—	$—	$9	$—	$—	$—	$—	$—

Total adjustments, after-tax	$26	$150	$(61)	$(220)	$(105)	$(3)	$1	$64	$1,470	$1,532

Adjusted income (loss) from continuing operations available to common stockholders	$26	$6	$(15)	$7	$24	$19	$(22)	$(46)	$(67)	$(116)

Adjusted diluted earnings (loss) per common share	$0.13	$0.03	$(0.07)	$0.03	$0.12	$0.09	$(0.11)	$(0.18)	$(0.24)	$(0.50)

Diluted weighted-average shares (millions)	205.2	202.7	207.5	206.3	206.3	205.9	205.0	251.2	275.4	234.2

Adjusted EBITDAX
Reconciliation to net income (loss):
Net income (loss)	$19	$(133)	$66	$219	$171	$68	$(30)	$(230)	$(1,534)	$(1,726)
Interest expense	29	28	31	35	123	33	32	65	57	187
Provision (benefit) for income taxes	13	(82)	25	119	75	13	(14)	(52)	(862)	(915)
Depreciation, depletion and amortization	193	202	201	214	810	216	227	242	255	940
Exploration expenses	15	54	28	76	173	7	6	56	42	111

EBITDAX	269	69	351	663	1,352	337	221	81	(2,042)	(1,403)
Impairment of producing properties and equity investment	—	—	—	20	20	—	—	—	2,311	2,311
Accrual for certain future gathering obligations associated with an abandoned area	—	—	—	—	—	—	—	—	23	23
Net (gain) loss on sales of assets	—	195	1	—	196	(69)	(209)	(2)	(70)	(350)
RKI acquisition costs and loss on acquired debt retirement	—	—	—	—	—	—	—	87	—	87
Net (gain) loss on derivatives	195	17	(148)	(498)	(434)	(105)	71	(205)	(179)	(418)
Net cash received (paid) related to settlement of derivatives	(168)	(17)	15	45	(125)	135	132	155	195	617
(Income) loss from discontinued operations	(19)	(11)	(20)	8	(42)	(46)	7	124	2	87

Adjusted EBITDAX	$277	$253	$199	$238	$967	$252	$222	$240	$240	$954

WPX Energy, Inc.

Consolidated Statements of Operations

(Unaudited)

	Years ended December 31,
	2015	2014	2013
	(Millions, except per share amounts)
Revenues:
Product revenues:
Oil and condensate sales	$514	$724	$534
Natural gas sales	563	1,002	896
Natural gas liquid sales	96	205	228

Total product revenues	1,173	1,931	1,658
Gas management	288	1,120	891
Net gain (loss) on derivatives not designated as hedges	418	434	(124)
Other	9	8	6

Total revenues	1,888	3,493	2,431
Costs and expenses:
Lease and facility operating	220	244	227
Gathering, processing and transportation	282	328	350
Taxes other than income	75	126	102
Gas management, including charges for unutilized pipeline capacity	262	987	931
Exploration	111	173	423
Depreciation, depletion and amortization	940	810	858
Impairment of producing properties and costs of acquired unproved reserves	2,308	20	860
Net gain (loss) on sales of assets	(349)	196	—
General and administrative	249	271	269
Acquisition costs	23	—	—
Other - net	67	12	12

Total costs and expenses	4,188	3,167	4,032

Operating income (loss)	(2,300)	326	(1,601)
Interest expense	(187)	(123)	(108)
Loss on extinguishment of acquired debt	(65)	—	—
Investment income, impairment of equity method investment and other	(2)	1	(19)

Income (loss) from continuing operations before income taxes	(2,554)	204	(1,728)
Provision (benefit) for income taxes	(915)	75	(624)

Income (loss) from continuing operations	(1,639)	129	(1,104)
Income (loss) from discontinued operations	(87)	42	(87)

Net income (loss)	(1,726)	171	(1,191)
Less: Net income (loss) attributable to noncontrolling interests	1	7	(6)

Net income (loss) attributable to WPX Energy, Inc.	$(1,727)	$164	$(1,185)
Less: Dividends on preferred stock	9	—	—

Net income (loss) attributable to WPX Energy, Inc. common stockholders	$(1,736)	$164	$(1,185)

Amounts attributable to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(1,648)	$129	$(1,092)
Income (loss) from discontinued operations	(88)	35	(93)

Net income (loss)	$(1,736)	$164	$(1,185)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(7.04)	$0.63	$(5.45)
Income (loss) from discontinued operations	(0.38)	0.18	(0.46)

Net income (loss)	$(7.42)	$0.81	$(5.91)

Basic weighted-average shares	234.2	202.7	200.5
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(7.04)	$0.62	$(5.45)
Income (loss) from discontinued operations	(0.38)	0.18	(0.46)

Net income (loss)	$(7.42)	$0.80	$(5.91)

Diluted weighted-average shares	234.2	206.3	200.5

WPX Energy, Inc.

Consolidated Balance Sheets

(Unaudited)

	December 31,
	2015	2014
	(Millions)
ASSETS
Current assets:
Cash and cash equivalents	$38	$41
Accounts receivable, net of allowance of $6 million as of December 31, 2015 and December 31, 2014	312	459
Derivative assets	376	498
Inventories	59	45
Margin deposits	1	27
Assets classified as held for sale	40	773
Other	24	26

Total current assets	850	1,869
Properties and equipment, net	7,401	6,842
Derivative assets	65	38
Other noncurrent assets	34	29

Total assets	$8,350	$8,778

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$328	$712
Accrued and other current liabilities	349	177
Liabilities associated with assets held for sale	—	132
Deferred income taxes	—	151
Derivative liabilities	13	37

Total current liabilities	690	1,209
Deferred income taxes	465	621
Long-term debt, net	3,189	2,260
Derivative liabilities	2	5
Asset retirement obligations	232	198
Other noncurrent liabilities	237	57
Equity:
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; 7 million shares issued at December 31, 2015)	339	—
Common stock (2 billion shares authorized at $0.01 par value; 275.4 million shares issued at December 31, 2015 and 203.7 million shares issued at December 31, 2014)	3	2
Additional paid-in-capital	6,164	5,562
Accumulated deficit	(2,971)	(1,244)
Accumulated other comprehensive income (loss)	—	(1)

Total stockholders’ equity	3,535	4,319
Noncontrolling interests in consolidated subsidiaries	—	109

Total equity	3,535	4,428

Total liabilities and equity	$8,350	$8,778

WPX Energy, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Years ended December 31,
	2015	2014	2013
	(Millions)
Operating Activities
Net income (loss)	$(1,726)	$171	$(1,191)
Adjustments to reconcile net income (loss) to net cash provided by operating activities(a):
Depreciation, depletion and amortization	940	863	940
Deferred income tax provision (benefit)	(1,005)	46	(645)
Provision for impairment of properties and equipment (including certain exploration expenses) and investments	2,426	236	1,483
Amortization of stock-based awards	35	36	32
Loss on extinguishment of acquired debt and acquisition bridge financing fees	81	—	—
(Gain) loss on sales of domestic assets and international interests	(385)	196	(41)
Cash provided (used) by operating assets and liabilities:
Accounts receivable	233	51	(43)
Inventories	(2)	19	(5)
Margin deposits and customer margin deposits payable	26	(10)	(18)
Other current assets	—	8	(7)
Accounts payable	(247)	4	41
Accrued and other current liabilities	79	(1)	(21)
Changes in current and noncurrent derivative assets and liabilities	199	(559)	106
Other, including changes in other noncurrent assets and liabilities	157	10	5

Net cash provided by operating activities	811	1,070	636

Investing Activities
Capital expenditures(b)	(1,124)	(1,807)	(1,154)
Proceeds from sales of domestic assets and international interests	1,019	374	49
Purchase of business, net of cash acquired	(1,212)	—	—
Other	1	(4)	(6)

Net cash used in investing activities	(1,316)	(1,437)	(1,111)

Financing Activities
Proceeds from common stock	295	16	6
Proceeds from preferred stock	339	—	—
Dividends paid on preferred stock	(6)	—	—
Proceeds from long-term debt	1,000	500	—
Payments for retirement of long-term debt	(45)	—	—
Payments for retirement of acquired debt	(1,055)	—	—
Borrowings on credit facility	841	1,947	970
Payments on credit facility	(856)	(2,077)	(560)
Payments for debt issuance costs and acquisition bridge financing fees	(40)	(13)	—
Other	—	(29)	10

Net cash provided by financing activities	473	344	426

Net increase (decrease) in cash and cash equivalents	(32)	(23)	(49)
Effect of exchange rate changes on international cash and cash equivalents	—	(6)	(5)
Cash and cash equivalents at beginning of period(c)	70	99	153

Cash and cash equivalents at end of period(c)	$38	$70	$99

(a) Includes amounts related to discontinued operations.
(b) Increase to properties and equipment	$(865)	$(1,934)	$(1,207)
Changes in related accounts payable and accounts receivable	(259)	127	53

Capital expenditures	$(1,124)	$(1,807)	$(1,154)

(c)	For periods prior to sale, amounts include cash associated with our international operations and represents the difference between amounts reported as cash on the Consolidated Balance Sheets.